Exhibit 99.1

SeaWorld Entertainment, Inc. Reports Strong First Quarter 2018 Results

ORLANDO, Fla., May 8, 2018— SeaWorld Entertainment, Inc. (NYSE: SEAS), a leading theme park and entertainment company, today reported its financial results for the first quarter of 2018.

First Quarter 2018 Highlights

•	Total revenue increased by $30.8 million or 16.5% to $217.2 million from the first quarter of 2017.
•	Attendance increased by 0.4 million or 14.9% to 3.2 million guests from the first quarter of 2017.
•

Net loss was $62.8 million, compared to a net loss of $61.1 million in the first quarter of 2017.  Net loss includes approximately $21.5 million of pre-tax expenses associated with separation-related costs and a legal settlement accrual in the first quarter of 2018.  The Company typically incurs a net loss in the first quarter because only five of its 12 parks are open for the full quarter.

•

Adjusted EBITDA[1] was a loss of $0.1 million, an improvement of $30.2 million over the first quarter of 2017 and the highest first quarter Adjusted EBITDA the Company has reported since 2013. The first quarter 2018 Adjusted EBITDA calculation does not reflect certain add-back adjustments due to limitations in the Company's credit agreement (see accompanying tables).

“We are happy about the progress we made in the first quarter and the continued positive results we are seeing year-to-date in April and are laser focused on continuing to execute as we enter the peak summer season,” said John Reilly, Interim Chief Executive Officer of SeaWorld Entertainment, Inc. “Our first quarter results were mainly driven by our new marketing and communications initiatives, the anticipation and receptivity of our new rides, attractions and events and new promotional pricing strategies.  Attendance also benefited from the earlier timing of the Easter holiday in 2018.  Despite this strong start to the year, we know we have significant opportunity for further improvement.  In addition to positive attendance trends, we also saw an over 10% increase in season pass sales revenue and an increase in total revenue per capita driven by a 6.4% increase in in-park per capita spending.”

“As we think about 2018, we are encouraged by the positive year-to-date results through April for attendance, season pass sales and total revenue, despite unfavorable weather in some of our key markets that negatively impacted attendance and limited operating days in some of our parks,” continued Reilly.  “We are driving additional attendance, revenue and Adjusted EBITDA through our enhanced communications activities, the anticipation and receptivity of our new rides, attractions and events, more focused operational execution, improved pricing strategies and a relentless focus on efficiencies.  As a reminder, this year we have one of the most compelling line-ups we have ever had of new rides, attractions and events across our parks.  We have Electric Eel in San Diego and Infinity Falls in Orlando still to be opened; we have our one-of-a-kind Sesame Parade in San Diego and still to launch in San Antonio; and this summer we have our award winning Electric Ocean event coming to each of our SeaWorld parks and our Summer Nights event coming to each of our Busch Gardens parks.  As we stated in February, we expect to deliver the remainder of our previously announced $40.0 million in total net cost savings and the additional $25.0 million of cost savings we announced in late 2017 by the end of 2018.  We believe we have significant scope to improve the financial performance of this Company and with our biggest quarters still ahead of us we believe we are well-positioned to make real progress towards that goal in 2018.”

First Quarter 2018 Results

In the first quarter of 2018, the Company hosted approximately 3.2 million guests, generated total revenues of $217.2 million, and incurred a net loss of $62.8 million and an Adjusted EBITDA loss of $0.1 million. Net loss includes approximately $21.5 million of pre-tax expenses associated with separation-related costs and a legal settlement accrual recorded in the first quarter of 2018.   The Company believes the improved attendance results from a combination of factors including the Company’s new marketing and communications initiatives, the anticipation and receptivity of new rides, attractions and events and new promotional pricing strategies.  Attendance also benefited from a positive impact from the earlier timing of the Easter holiday in 2018, which impacted the timing of spring break for a number of schools from the Company’s key markets.   Revenue was positively impacted by the strong increases in attendance and in-park per capita spending (defined as food, merchandise and other revenue divided by total attendance) partially offset by lower admission per capita (defined as admissions revenue divided by total attendance). The decline in admission per capita primarily results from the park attendance mix, among other factors, partially offset by net price increases in admission products when compared to the first quarter of 2017. Adjusted EBITDA was positively impacted by increases in attendance, total revenue per capita and the impact of an increased focus on cost efficiencies and the realization of cost savings initiatives. The first quarter 2018 Adjusted EBITDA calculation does not reflect certain add-back adjustments due to limitations in the Company's credit agreement. There were no limitations in the first quarter of 2017.

[1] This earnings release includes several metrics, including Adjusted EBITDA and Free Cash Flow that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. ("GAAP"). See "Statement Regarding Non-GAAP Financial Measures" section and the financial statement tables for the definitions of Adjusted EBITDA and Free Cash Flow and the reconciliation to their respective most comparable financial measures calculated in accordance with GAAP.

	For the Three Months Ended March 31,		Change
	2018	2017	%
(Unaudited, in millions, except per share and per capita amounts)
Total revenues	$217.2	$186.4	16.5%
Net loss	$(62.8)	$(61.1)	(2.8%)
Net loss per share, diluted	$(0.73)	$(0.72)	(1.8%)
Adjusted EBITDA	$(0.1)	$(30.4)	NM
Net cash provided by operating activities	$20.3	$5.7	NM
Attendance	3.22	2.81	14.9%
Total revenue per capita	$67.36	$66.41	1.4%
Admission per capita	$40.32	$41.01	(1.7%)
In-Park per capita spending	$27.04	$25.40	6.4%

Debt and Liquidity

Net debt as calculated under the credit agreement governing the Company’s Senior Secured Credit Facilities was $1.55 billion as of March 31, 2018, which translates to a net leverage ratio of 4.70x Adjusted EBITDA for the twelve months ended March 31, 2018.

Conference Call

The Company will hold a conference call today, Tuesday, May 8, 2018 at 9 a.m. Eastern Time to discuss its first quarter 2018 financial results. The conference call will be broadcast live on the Internet and the release and conference call can be accessed via the Company’s website at www.seaworldentertainment.com by clicking on the “Investor Relations” link located on the upper right corner of that page. For those unable to participate in the live call, a replay of the webcast will be available after 12 p.m. Eastern Time May 8, 2018 via the “Investor Relations” section of www.seaworldentertainment.com. A replay of the call can also be accessed telephonically from 12 p.m. Eastern Time on May 8, 2018 through 11:59 p.m. Eastern Time on May 22, 2018 by dialing (877) 344-7529 from anywhere in the U.S., (855) 669-9658 from anywhere in Canada, or (412) 317-0088 from international locations, and entering conference code 10118971.

Statement Regarding Non-GAAP Financial Measures

This earnings release and accompanying financial statement tables include several supplemental non-GAAP financial measures, including Adjusted EBITDA and Free Cash Flow. Adjusted EBITDA and Free Cash Flow are not recognized terms under GAAP, should not be considered in isolation or as a substitute for a measure of financial performance or liquidity prepared in accordance with GAAP and are not indicative of net income or loss or net cash provided by operating activities as determined under GAAP. Adjusted EBITDA, Free Cash Flow and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate a company’s financial performance or liquidity. Adjusted EBITDA and Free Cash Flow, as presented, may not be comparable to similarly titled measures of other companies due to varying methods of calculation.

Management believes the presentation of Adjusted EBITDA is appropriate as it eliminates the effect of certain non-cash and other items not necessarily indicative of a company’s underlying operating performance. Management uses Adjusted EBITDA in connection with certain components of its executive compensation program. In addition, investors, lenders, financial analysts and rating agencies have historically used EBITDA-related measures in the company’s industry, along with other measures, to estimate the value of a company, to make informed investment decisions and to evaluate companies in the industry. The presentation of Adjusted EBITDA also provides additional information to investors about the calculation of, and compliance with, certain financial covenants in the company’s Senior Secured Credit Facilities. Adjusted EBITDA is a material component of these covenants.

The financial statement tables that accompany this press release include a reconciliation of historical non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures.

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company providing experiences that matter, and inspiring guests to protect animals and the wild wonders of our world. The Company is one of the world's foremost zoological organizations and a global leader in animal welfare, training, husbandry and veterinary care. The Company collectively cares for what it believes is one of the largest zoological collections in the world and has helped lead advances in the care of animals. The Company also rescues and rehabilitates marine and terrestrial animals that are ill, injured, orphaned or abandoned, with the goal of returning them to the wild. The SeaWorld® rescue team has helped more than 31,000 animals in need over the last 50 years.

SeaWorld Entertainment, Inc. owns or licenses a portfolio of recognized brands including SeaWorld, Busch Gardens®, Aquatica®, Sesame Place® and Sea Rescue®. Over its more than 50-year history, the Company has built a diversified portfolio of 12 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind zoological collection. The Company's theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests.

Copies of this and other news releases as well as additional information about SeaWorld Entertainment, Inc. can be obtained online at www.seaworldentertainment.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail by registering at that website.

Forward-Looking Statements

In addition to historical information, this press release contains statements relating to future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. The Company generally uses the words such as “might,” “will,” “may,” “should,” “estimates,” “expects,” “continues,” “contemplates,” “anticipates,” “projects,” “plans,” “potential,” “predicts,” “intends,” “believes,” “forecasts,” “future”, “guidance”, “targeted” and variations of such words or similar expressions in this press release and any attachment to identify forward-looking statements. All statements, other than statements of historical facts included in this press release, including statements concerning plans, objectives, goals, expectations, beliefs, business strategies, future events, business conditions, results of operations, financial position, business outlook, earnings guidance, business trends and other information are forward-looking statements. The forward-looking statements are not historical facts, and are based upon current expectations, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond management’s control. All expectations, beliefs, estimates and projections are expressed in good faith and the Company believes there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs, estimates and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.

These forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond management’s control, that could cause actual results to differ materially from the forward-looking statements contained in this press release, including among others: a decline in discretionary consumer spending or consumer confidence; various factors beyond management’s control adversely affecting attendance and guest spending at the Company’s theme parks, including the potential spread of contagious diseases; any risks affecting the markets in which the Company operates, such as natural disasters, severe weather and travel-related disruptions or incidents; increased labor costs and employee health and welfare benefits; complex federal and state regulations governing the treatment of animals, which can change, and claims and lawsuits by activist groups; incidents or adverse publicity concerning the Company’s theme parks; any adverse judgments or settlements resulting from legal proceedings; cyber security risks and the failure to maintain the integrity of internal or guest data; inability to protect the Company’s intellectual property or the infringement on intellectual property rights of others; risks associated with the Company’s cost optimization program, capital allocation plans, share repurchases and financing transactions; and other risks, uncertainties and factors set forth in the section entitled “Risk Factors” in the Company’s most recently available Annual Report on Form 10-K, as such risks, uncertainties and factors may be updated in the Company’s periodic filings with the Securities and Exchange Commission (“SEC”).

Although the Company believes that these statements are based upon reasonable assumptions, it cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) the Company has correctly measured or identified all of the factors affecting its business or the extent of these factors' likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) the Company’s strategy, which is based in part on this analysis, will be successful. Except as required by law, the Company undertakes no obligation to update or revise forward-looking statements to reflect new information or events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the Company’s filings with the SEC (which are available from the SEC’s EDGAR database at www.sec.gov and via the Company’s website at www.seaworldentertainment.com).

CONTACTS:

Investor Relations:

Matthew Stroud

Vice President of Investor Relations

855-797-8625

Investors@SeaWorld.com

Media:

Travis Claytor

Director, Corporate Communications

Travis.Claytor@SeaWorld.com

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	For the Three Months Ended March 31,		Change
	2018	2017	#	%
Net revenues:
Admissions	$130,003	$115,089	$14,914	13.0%
Food, merchandise and other	87,163	71,268	15,895	22.3%
Total revenues	217,166	186,357	30,809	16.5%
Costs and expenses:
Cost of food, merchandise and other revenues	17,051	14,483	2,568	17.7%
Operating expenses (exclusive of depreciation and amortization shown separately below and includes equity compensation of $1,563 and $936 for the three months ended March 31, 2018 and 2017, respectively)	155,473	157,324	(1,851)	(1.2%)
Selling, general and administrative (includes equity compensation of $5,982 and $3,178 for the three months ended March 31, 2018 and 2017, respectively)	63,524	52,418	11,106	21.2%
Restructuring and other separation costs (a)	8,835	—	8,835	ND
Depreciation and amortization	38,430	38,867	(437)	(1.1%)
Total costs and expenses	283,313	263,092	20,221	7.7%
Operating loss	(66,147)	(76,735)	10,588	13.8%
Other expense (income), net	63	(86)	149	173.3%
Interest expense	19,913	18,261	1,652	9.0%
Loss on early extinguishment of debt and write-off of discounts and debt issuance costs (b)	—	8,020	(8,020)	(100.0%)
Loss before income taxes	(86,123)	(102,930)	16,807	16.3%
Benefit from income taxes	(23,279)	(41,801)	18,522	44.3%
Net loss	$(62,844)	$(61,129)	$(1,715)	(2.8%)
Loss per share:
Net loss per share, basic	$(0.73)	$(0.72)
Net loss per share, diluted	$(0.73)	$(0.72)

Weighted average common shares outstanding:
Basic	86,209	85,373
Diluted (c)	86,209	85,373

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands, except per share amounts)

	For the Three Months Ended March 31,		Change
	2018	2017	#	%
Net loss	$(62,844)	$(61,129)	$(1,715)	(2.8%)
Benefit from income taxes	(23,279)	(41,801)	18,522	44.3%
Loss on early extinguishment of debt and write-off of discounts and debt issuance costs (b)	—	8,020	(8,020)	NM
Interest expense	19,913	18,261	1,652	9.0%
Depreciation and amortization	38,430	38,867	(437)	(1.1%)
Equity-based compensation expense (d)	7,545	4,114	3,431	83.4%
Other non-cash expenses (e)	395	217	178	82.0%
Business optimization and strategic initiative costs (f)	10,786	2,117	8,669	NM
Development and certain investment costs (g)	752	935	(183)	(19.6%)
State franchise taxes	106	36	70	NM
Other adjusting items (h)	8,079	—	8,079	ND
Adjusted EBITDA (i)	$(117)	$(30,363)	$30,246	NM

The credit agreement governing the Company’s Senior Secured Credit Facilities limits the amount of certain add-backs as described in footnotes (f), (h) and (j) below.  The following table summarizes the add-backs not included in the Adjusted EBITDA calculation above due to limitations in the Company's credit agreement:

	For the Three Months Ended March 31,
Add-backs not reflected in Adjusted EBITDA calculation above:	2018	2017
Certain expenses over credit agreement limit(f)	$—	$—
Taxes related to other adjusting items(h)	$2,415	$—
Estimated savings over credit agreement limit (j)	$3,700	(j)

	For the Three Months Ended March 31,		Change
	2018	2017	$	%
Net cash provided by operating activities	$20,317	$5,692	$14,625	NM
Capital expenditures	45,822	56,853	(11,031)	(19.4%)
Free Cash Flow (k)	$(25,505)	$(51,161)	$25,656	50.1%

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED BALANCE SHEET DATA

(In thousands)

	As of March 31, 2018	As of December 31, 2017
Cash and cash equivalents	$39,343	$33,178
Total assets	$2,158,233	$2,085,782
Long-term debt, including current maturities:
Term B-5 Loans	$988,323	$990,819
Term B-2 Loans	550,796	554,227
Revolving credit facility	55,000	15,000
Total long-term debt, including current maturities	$1,594,119	$1,560,046
Total stockholders' equity	$238,078	$287,466

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED OTHER DATA

(In thousands, except per capita amounts)

	For the Three Months Ended March 31,		Change
	2018	2017	#	%
Attendance	3,224	2,806	418	14.9%
Total revenue per capita (l)	$67.36	$66.41	$0.95	1.4%

ND-Not determinable.

NM-Not meaningful.

(a) Reflects restructuring and other separation costs for the three months ended March 31, 2018 primarily related to severance and other employment expenses for certain executives whose employment terminated during the first quarter of 2018.

(b)  Reflects primarily the write-off of $8.0 million in debt issuance costs incurred on the Term B-5 Loans during the three months ended March 31, 2017.

(c) During the three months ended March 31, 2018 and 2017, the Company excluded potentially dilutive shares of approximately 4,495,000 and 4,920,000, respectively, from the calculation of diluted loss per share as their effect would have been anti-dilutive due to the Company’s net loss in those periods.

(d) Reflects non-cash equity compensation expenses associated with the grants of equity compensation and for the three months ended March 31, 2018, includes approximately $4.5 million related to equity awards which were accelerated in connection with the departure of certain executives, as required by their respective employment agreements.

(e) Reflects non-cash expenses related to miscellaneous asset write-offs.

(f) For the three months ended March 31, 2018, reflects business optimization and other strategic initiative costs primarily related to $8.8 million of severance and other employment costs associated with the departure of certain executives during the first quarter of 2018 as well as $2.0 million of third party consulting costs. For the three months ended March 31, 2017, reflects business optimization and other strategic initiative costs primarily composed of $1.7 million of third party consulting costs and also includes a net $0.4 million of separation costs for certain positions eliminated not related to a formal restructuring program or cost saving initiative.

Due to limitations under the credit agreement governing the Company’s Senior Secured Credit Facilities, the amount which the Company is able to add back to Adjusted EBITDA for certain adjusting items including business optimization and other strategic initiative costs and product and intellectual property development costs, is limited to $15.0 million in any fiscal year. The Company did not have any costs exceeding this limit in the three months ended March 31, 2018 and 2017.

(g) Reflects primarily product and intellectual property development costs incurred for the three months ended March 31, 2018 and 2017.

(h) Reflects the impact of certain expenses incurred primarily related to legal matters during the three months ended March 31, 2018 which the Company is permitted to exclude under the credit agreement governing its Senior Secured Credit Facilities due to the unusual nature of the items. The credit agreement allows these items to be excluded on an after-tax basis only; accordingly, these items are presented net of related taxes of approximately $2.4 million in the three months ended March 31, 2018.

(i) Adjusted EBITDA is defined as net income (loss) before income tax expense, interest expense, depreciation and amortization, as further adjusted to exclude certain non-cash, and other items permitted in calculating covenant compliance under the credit agreement governing the Company’s Senior Secured Credit Facilities.

(j) The credit agreement governing the Company’s Senior Secured Credit Facilities permits the Company’s calculations of Adjusted EBITDA to reflect, subject to certain limitations, estimated savings resulting from certain specified actions, including restructurings and cost savings initiatives.  The credit agreement limits the amount of such estimated savings which may be reflected in the calculation of Adjusted EBITDA to $10.0 million for any four consecutive fiscal quarters. As the Company added-back $10.0 million in estimated savings in its Adjusted EBITDA calculation in the fourth quarter of fiscal 2017, the Adjusted EBITDA calculation presented above does not reflect approximately $3.7 million of net annualized estimated savings the Company expects to realize over the subsequent four quarters which were identified in 2018 related to savings initiatives resulting from certain specified actions taken in 2018.  These estimated savings are calculated net of the amount of actual benefits realized during such period for estimated savings added back in prior periods.  These estimated savings are a non-GAAP Adjusted EBITDA add-back item only that does not impact the Company’s reported GAAP net (loss) income. The Company has not prepared the calculation for the comparable periods presented.

(k) Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures. Management believes that Free Cash Flow is useful to investors, equity analysts and rating agencies as a liquidity measure. The Company uses Free Cash Flow to evaluate its ability to generate cash flow from business operations.  Free Cash Flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain expenditures such as mandatory debt service requirements, which are significant. Free Cash Flow is not defined by GAAP and should not be considered in isolation or as an alternative to net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP. Free Cash Flow as defined above may differ from similarly titled measures presented by other companies.

(l) Calculated as total revenues divided by attendance.